Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the ADSs of Acorn International, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: May 11, 2016

/s/ Ritsuko Hattori-Roche
Ritsuko Hattori-Roche

Catalonia Holdings LTD

By:	CS Directors Limited, as director

By:	/s/ Stuart McInnes
Name:	Stuart McInnes
Title:	Director